Exhibit 99.1

DATE:	August 28, 2012 9:00 a.m. E.S.T.
CONTACT:	Daryl R. Tressler, President and CEO
MainSource Bank 812-663-6734

MainSource Bank to Purchase Branch in Shelbyville, KY

from American Founders

MainSource Bank, Greensburg, Indiana — Daryl R. Tressler, President and Chief Executive Officer of MainSource Bank, announced today that MainSource Bank will expand its presence in Kentucky with the purchase of an American Founders Bank, Inc. (“AFB”) branch in Shelbyville, Kentucky.  The purchase includes the existing branch location at 1734 Midland Trail in Shelbyville, Kentucky, as well as approximately $37 million in loans and $37 million in deposits.  Subject to the receipt of regulatory approval and the satisfaction of customary closing conditions, the branch purchase is expected to be completed during the 4th quarter of 2012.  MainSource Bank currently operates four offices in Mercer, Franklin and Anderson counties in Kentucky.

Mr. Tressler stated, “This acquisition is a strategic opportunity for MainSource Bank to expand relationships in our Kentucky markets.  Shelbyville provides a natural extension of our footprint and is a community that fits our core business strategy. We believe this acquisition will allow MainSource Bank to be a stronger financial institution and demonstrates our commitment to growth and opportunity in this area.”

MainSource Bank, headquartered in Greensburg, Indiana, is a banking subsidiary of MainSource Financial Group.  Listed on the NASDAQ National Market (symbol: MSFG), MainSource Financial Group is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 76 full-service offices throughout Indiana, Illinois, Kentucky and Ohio. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

American Founders Bancorp Inc., through its subsidiary American Founders Bank, currently has seven financial centers in Lexington (4), Louisville (2), and Shelbyville, Kentucky.  A Kentucky-based institution, AFB was founded in 2001 and acquired First Security Bank of Lexington in 2006.  It had assets of $380 million as of December 31, 2011.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward looking statements based upon management expectations.  Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the cost of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent annual report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.